AIRCRAFT HANGAR FACILITY

LEASE AGREEMENT

Between

Metropolitan Airports Commission

Minneapolis-St. Paul

And

Mesaba Aviation, Inc.

September 2002

Lease Summary

Type of Agreement	Aircraft Hangar Facility Lease
Tenant	Mesaba Aviation, Inc. (d/b/a Mesaba Airlines)
Representative	Robert E. Weil
Phone	612-713-6308
FAX	612-726-1568
E-Mail	Weil_Bob@mesaba.com
Mesaba Notice Address	Mesaba Aviation, Inc. 7501 – 26th Avenue South Minneapolis, MN 55450
MAC Representative	Eric Johnson
Phone	612-725-8322
FAX	612-970-9600
E-mail	Ejohnson@mspmac.org
MAC Notice Address	Attn: Comm. Mgmt. & Airline Affairs 6040 28th Avenue South Minneapolis, MN 55450
Effective Date	September , 2002
Term	25 years from DBO
Expiration	25 years from DBO
Leased Premises	10.36 acres
Rent	$1,328,686.00 annually (to be reconciled to actual after construction complete)
Rental Increases	Ground rent only based ordinance change
Utilities	Mesaba
Maintenance	Mesaba responsible for all maintenance with the exception of ramp maintenance which will be done by MAC
Authorized Use(s)	Maintenance and operation of Mesaba aircraft, storage of equipment, administrative offices, and vehicle maintenance as part of operations on the Airport.
Minimum Insurance	Commercial General Liability $100 million Property Damage Liability $100 million Workers’ Compensation $100,000

Note:  This Lease Summary is presented as a reference of the Lease information at the time of execution.   If there is a discrepancy between the information contained in this Lease Summary and the requirements contained in the remainder of this Lease, the requirements as stated in the remainder of this Lease will be applied.

Metropolitan Airports Commission

AIRCRAFT HANGAR FACILITY LEASE AGREEMENT

Table of Contents

ARTICLE I	SPECIAL TERMS AND CONDITIONS
1.	DEFINITIONS

2.	LEASED PREMISES
A. Exclusive Ground Area
B. Preferential Use Leased Premises
C. Building Improvements
D. Future Development

3.	EFFECTIVE DATE AND TERM
A. Effective Date
B. Term
C. Holdover

4.	RENTAL FEES AND CHARGES
A. Ground Rent
B. Revision of Ground Rent
C. Site Improvement Costs
D. Facilities Rent
E. Snow Removal, Maintenance and Repair
F. Reserve Requirement
G. Late Fee

5.	AUTHORIZED USE
A. Leased Premises
B. Fueling
C. Aircraft Deicing
D. Maintenance of Other Aircraft
E. Noise
F. Storage

6.	TITLE TO IMPROVEMENTS

7.	CONSTRUCTION AND FINANCIAL COMMITMENT
A. Project
B. Design and Construction
C. Construction Fund
D. Maximum Amount to be Financed
E. Finishes and Equipment Provided by Mesaba

8.	CONSENTS, APPROVALS, AND NOTICES
A. Consent
B. Notice

9.	MAINTENANCE OF LEASED PREMISES AND IMPROVEMENTS
A. Maintenance by MAC and Mesaba
B. Condition of Leased Premises

10.	BUILDING CONSTRUCTION, REPAIRS, SECURITY FOR LIENS

11.	INDEMNIFICATION AND INSURANCE
A. Indemnification
B. Property Insurance on Buildings
C. Insurance

12.	ENVIRONMENTAL
A. Definitions
B. Indemnification
C. Compliance with Environmental Laws
D. Claims Relating to Environmentally Regulated Substances
E. Testing and Reports
F. Notification
G. Right to Investigate
H. Right to Take Action

13.	TANKS

14.	UTILITIES

15.	MAC TO OPERATE AIRPORTS

16.	PUBLIC DATA

17.	FUTURE LEASES

18.	SIGNS

19.	BANKRUPTCY

20.	MAC’S RIGHT UPON DEFAULT
A. Events of Default
B. Remedies

21.	TERMINATION

22.	CONDEMNATION

23.	QUIET ENJOYMENT

24.	THE RIGHT TO AUDIT

25.	NONDISCRIMINATION

26.	CIVIL RIGHTS

27.	GENERAL PROVISIONS
A. Memorandum of Agreement
B. Waiver of Breach
C. Commitments to Federal or State Agencies
D. Sublease or Assignment
E. Taxes and Other Charges
F. Headings
G. Severability
H. Compliance with Laws
I. Authority of MAC and Executive Director
J. Attorney’s Fees
K. Minnesota Law
L. Entire Agreement

Exhibit A	Leased Premises
Exhibit B	Building and Facility Improvements
Exhibit C	Rental Fees and Charges
Exhibit D	Maintenance Responsibility Matrix
Exhibit E	Aircraft Deicing Field Rule
Exhibit F	Beneficial Occupancy Certificate
Exhibit G	Mesaba Hangar Project Budget Summary
Exhibit H	Mesaba Aviation, Inc. Agreement for Termination of Facilities Lease and Operating Agreement and First Amendment

AIRCRAFT HANGAR FACILITY LEASE AGREEMENT

This Agreement, dated this 30th day of September, 2002 between the Metropolitan Airports Commission, a public corporation of the State of Minnesota (“MAC”), and Mesaba Aviation, Inc. (d/b/a/ Mesaba Airlines), a corporation of the State of Minnesota (“Mesaba”).

WHEREAS, MAC owns and operates the Minneapolis-St. Paul International Airport (“Airport”) located in Hennepin County, Minnesota; and

WHEREAS, MAC is in the process of constructing Runway 17-35 to accommodate the increased flight activity on the Airport; and

WHEREAS, the runway construction necessitated MAC and Mesaba to enter into an Agreement for Termination of Facilities Lease and Operating Agreement dated June 27, 2001 (“Termination Agreement”) to terminate the Facilities Lease and Operating Agreement dated April 18, 1988, as amended; and

WHEREAS, simultaneous with the execution of this Agreement, the parties agree to amend the Termination Agreement to modify the termination date from January 1, 2003 to September 30, 2003; and

WHEREAS, Mesaba has a need for new facilities on the Airport, to replace the facilities being removed for the construction of Runway 17-35 and to accommodate the growth in Mesaba’s operations at the Airport; and

WHEREAS, MAC will finance and construct a facility to lease to Mesaba for storage and maintenance of aircraft and related administrative functions in support of Mesaba’s on-airport airline activity; and

WHEREAS, MAC will construct a Preferential Use Aircraft Parking Area and associated common taxilanes, taxiways and related areas to be used in conjunction with Mesaba’s facilities.

NOW THEREFORE, it is mutually agreed, in consideration of rents to be paid by Mesaba and the mutual undertakings of the parties hereto, as follows:

ARTICLE I — SPECIAL TERMS AND CONDITIONS

1.        DEFINITIONS

A.            Affiliates.  “Affiliated Airline” as defined in the Airline Agreement.

B.            Air Transportation Business.  “Air Transportation Business” as defined in the Airline Agreement.

C.            Aircraft Parking Area.  “Aircraft Parking Area” has the meaning given in Section 2.B. and Exhibit A of this Agreement, or as amended.

D.            Airline Agreement.  Airline Operating Agreement and Terminal Building Lease for Minneapolis-St. Paul International Airport dated January 1, 1999, or as amended, superceded or replaced.

E.             DBO.  Date of Beneficial Occupancy as set forth in Section 3.B.

F.             Executive Director.  MAC’s Executive Director or such other person designated by the Executive Director to exercise functions with respect to the rights and obligations of MAC under this Agreement.

G.            Mesaba Project.  Mesaba Project has the meaning given in Section 7.A.

H.            Plans and Specifications.  Plans and Specifications has the meaning given in Section 7.A.

I.              Preferential Use.   Aircraft Parking Area is designated as preferential use, meaning that Mesaba has the first opportunity to use all ramp area that is part of the Leased Premises under this Agreement.

J.             Trade Fixtures. An article used by an airline in the usual course of its aircraft maintenance business that was once personal property, but has been attached to the land or building in a manner so that it is regarded in law as part of the real estate.

2.             LEASED PREMISES

MAC leases to Mesaba the premises as shown on the attached Exhibit A, and as listed below, collectively called “Leased Premises”. Such Leased Premises shall be used by Mesaba to accommodate Mesaba’s operation at the Airport.

A.            Exclusive Ground Area

MAC leases to Mesaba approximately 365,625 square feet of exclusive use premises as shown on Exhibit A, which includes the hangar pad, shop/office space, and employee parking.

B.            Preferential Use Leased Premises

MAC grants to Mesaba, on a Preferential Use basis, the use of approximately 85,795 square feet as shown on Exhibit A (“Aircraft Parking Area”). Mesaba shall be granted priority to utilize such Preferential Use Aircraft Parking Area.

The Preferential Use Aircraft Parking Area shall be used by Mesaba for its own aircraft. If Mesaba is not using any Aircraft Parking Area that is not directly in front of its hangar facility and another airline has a need for aircraft parking, MAC may encourage the two parties to negotiate a sublease. Payment will be made directly to Mesaba as subtenant rent in accordance with Section 27.D. of this agreement.  MAC acknowledges that Mesaba is not likely to have Aircraft Parking Area available for such use by other airlines unless and until the Leased Premises is expanded.

Mesaba agrees that such use and assignment of Preferential Use Aircraft Parking Areas shall be consistent with FAA criteria to enable such Aircraft Parking Areas to remain eligible for Federal AIP grant and other funding.

C.            Building Improvements

MAC will lease to Mesaba building improvements in accordance with, and will provide the level of finishes in the building improvements as specified, in Exhibit B.

D.            Future Development

Both parties understand that Mesaba has an interest in expanding its maintenance facility. MAC will use its best efforts to concentrate future land development on the southwest side of the ramp area and expanding to the north. If through the development of the area over time or due to operational requirements the land adjacent to Mesaba becomes the focus for a long term development MAC will provide Mesaba 120 days notice during which time the Commission will consider the highest and best use of the land in question.

3.             EFFECTIVE DATE AND TERM

A.            Effective Date

The Aircraft Hangar Facility Lease Agreement shall be effective on the date executed by both parties (hereinafter “Effective Date”).

B.            Term

The Term of this Agreement shall commence on the Date of Beneficial Occupancy (DBO), and expire on the last day of the month twenty-five (25) years beyond the DBO.  The DBO shall be the date on which MAC and Mesaba substantially complete the improvements and MAC delivers a Final Certificate of Occupancy issued by the MAC Building Official.  A copy of the Final Certificate of Occupancy will be attached as Exhibit F to the Agreement.

Prior to any occupancy of the Leased Premises, at a minimum, a Temporary Certificate of Occupancy shall be issued by the MAC Building Official.

Mesaba shall have the use of the Preferential Use Aircraft Parking Area commencing on the DBO and continuing through the term of this Agreement, subject to the terms and conditions of this Agreement.

C.            Holdover

Any holding over beyond the term of the Agreement will be on a month to month basis and shall be at the rental rates in effect prior to the termination of the Agreement.

4.             RENTAL FEES AND CHARGES

Rent will commence effective on the DBO.  Mesaba shall pay all rentals, fees and charges in advance on the first day of the month without the issuance of an invoice or notice by MAC, in accordance with Exhibit C attached hereto and incorporated by this reference, and as further identified below.  Rent will be comprised of three components: (A) Ground Rent, (B) Site Improvement Costs, (C) Facility Rent.

A.            Ground Rent

Commencing on the DBO Mesaba shall pay ground rent in advance on the first day of each month, without demand or invoice, subject to Section 4.B.

LEASE AREA

AREA

RATE

MONTHLY

ANNUALLY

Exclusive Ground Area	365,625	$0.20	$6,093.75	$73,125.00
- Hangar pad, shop/office site, employee parking

Preferential Ramp Area

85,795

$

0.20

$

1,429.92

$

17,159.00

If anytime during the term of this Agreement Mesaba stops flying passenger service to the Minneapolis-St. Paul International Airport, the ground rent shall be adjusted to the applicable classification defined by the Ordinance 83 and its revisions effective the first day of the month following the termination of passenger service.

B.            Revision of Ground Rent

In conjunction with Ordinance 83 and its revisions anytime after October 1, 2002, and no more frequent than every fifth year during the remainder of the term of the Agreement, MAC reserves the right to amend ground rent, either upward or downward. MAC shall rely upon appraisals obtained from one or more qualified, independent appraisers chosen by MAC. It is understood, consistent with Minnesota Statutes, that any revision or changes in rents shall be reasonable and uniform covering Mesaba’s lease rights with those charges to other users at the Airport in the same class of users as Mesaba.

C.            Site Improvement Costs (Preferential Use Aircraft Parking Area, Common Use Taxilanes/Areas and Site Work)

MAC shall have the necessary site work, paving of the Preferential Use Aircraft Parking Area, common use taxilanes/areas and work incidental thereto completed that will serve as the Preferential Use Aircraft Parking Area of the Leased Premises and associated areas.  Such work shall be completed prior to the DBO as defined above.

The cost of such work shall be recovered by MAC and paid by Mesaba in monthly payments as described on the attached Exhibit C, commencing on the DBO.  The amount to be recovered by MAC shall be the actual cost of all work directly related to the Mesaba Project and the common use taxilanes/areas and work incidental thereto. The cost of the common taxilanes/areas shall be allocated to Mesaba based on the percentage that its Preferential Use Aircraft Parking Area is of the total Preferential Use Aircraft Parking Area in the designated West Side area.

The costs of the work shall be amortized over thirty (30) years at an annual interest rate equal to that being paid on the bonds issued for the financing of this portion of the Runway 17-35 program, plus a debt coverage amount determined by MAC. The annual amount shall be divided by twelve (12) to determine the monthly amount to be paid by Mesaba.  The cost to be paid by Mesaba shall be determined initially based on estimates of cost of the work, including contingencies, and adjusted to actual costs no later than 120 days after substantially all elements relating to the cost of the Mesaba Project have been completed.  MAC shall notify Mesaba in writing of the actual cost and the associated amount to be paid.  Upon reconciliation of the Mesaba Project costs, Exhibit C shall be amended to reflect actual expenses. Mesaba may request and MAC will furnish reasonable documentation to substantiate the reconciled costs used to determine its rental rate.

D.            Facilities Rent

MAC shall complete the necessary site work for the building and adjacent areas, construction of exclusive Leased Premises, including employee vehicle parking, equipment parking, and necessary related facilities as identified in Exhibit B.

The cost of such work shall be recovered by MAC and paid by Mesaba in monthly payments as described in Exhibit C, commencing on the DBO. The amount to be recovered by the MAC shall be the actual cost of all work directly related to the Mesaba Project.

The cost to be paid by Mesaba shall be determined initially based on estimates of cost of the work, including contingencies, and adjusted to actual costs no later than 120 days after substantially all elements relating to the cost of the Mesaba Project have been completed.  MAC shall notify Mesaba in writing of the actual cost and the associated amount to be paid.  Upon reconciliation of the Mesaba Project costs, Exhibit C shall be amended to reflect actual expenses.

The rent is calculated as shown on Exhibit C such that Mesaba is not paying full debt service on a portion of the employee parking area.  The parties agree that at such time as Mesaba desires to expand the Aircraft Maintenance Hangar and Leased Premises, rent will be recalculated to make full debt service applicable to the entire Leased Premises.

E.             Snow Removal, Maintenance and Repair

MAC shall be responsible for snow removal, routine maintenance, operation, repair and replacement on the Preferential Use Aircraft Parking Area of the Leased Premises and common use taxilanes in accordance with Exhibit D (Maintenance Responsibility Matrix).  Mesaba shall pay costs for MAC performing such snow removal, routine maintenance, operations and repair on the Preferential Use Aircraft Parking Area of the Leased Premises and its pro-rata share of such costs for common use taxilanes/areas as billed by MAC.  MAC will use its best efforts to minimize the snow removal costs to Mesaba by requiring one half inch of snow accumulation on the ramp prior to calling out the snow removal contractors. At the discretion of MAC’s maintenance staff there may be situations or particular snow conditions that will warrant a waiver to this standard in order to maintain Mesaba’s aircraft operations.  Mesaba hereby grants to MAC the right to access the Preferential Use Aircraft Parking Area for the purpose of performing snow removal, maintenance, operational activities and repairs as MAC determines appropriate.  MAC shall use reasonable efforts not to interfere with Mesaba’s business operations when performing such obligation.  MAC shall provide equipment and labor to fulfill these responsibilities in keeping with Mesaba’s operational needs in a reasonable manner.

Mesaba shall be responsible for the snow removal from all areas of the Leased Premises with the exception of the Preferential Use Aircraft Parking Areas as described above.  Notwithstanding the above, Mesaba shall be responsible for snow removal on the Preferential Use Aircraft Parking Areas to the extent that Mesaba shall remove snow from such areas that are immediately adjacent to Mesaba’ building, Mesaba’s airside building doors, and other appurtenances which cannot be reasonably efficiently reached by routine airfield snow removal equipment utilized by MAC.

F.             Reserve Requirement

A reserve requirement is due and payable upon execution of this Agreement.  An irrevocable letter of credit, in a form acceptable to MAC, is acceptable in guaranteeing the reserve requirement.  The reserve requirement shall be automatically renewed each year by Mesaba and is required in advance for each year during the term of this Agreement and shall be provided to MAC thirty (30) days prior to the expiration of the previous letter of credit.

The amount of the reserve requirement is equal to three (3) months rent, to be calculated as the sum of 1 and 2:

1.             Rent Reserve Requirement

A rent reserve requirement defined as maintenance and operating costs for the site and taxilanes, common use area, and land rent.  This amount is currently estimated at $25,000 per month or $75,000 in total. This amount is subject to change based on final construction figures and modification to the ground rent ordinance.

2.             Debt Reserve Requirement

A debt reserve requirement in the amount of $773,000. This amount represents the projects’ proportionate share of the debt service reserve requirement associated with the funding source, which is MAC’s 2001 General Airport Revenue Bond Issue.  This amount is subject to change based on final construction figures.

G.            Late Fee

Any payment not received within thirty (30) days of the due date shall accrue interest at the rate of 1.5 percent per month measured from the due date until paid in full.

5.             AUTHORIZED USE

A.            Leased Premises

The Leased Premises shall only be used by Mesaba for the maintenance and operation of Mesaba aircraft, storage of equipment, administrative offices and vehicle maintenance as a part of Mesaba’s operations on the Airport and for other purposes as authorized by this Agreement.  Any use and/or activity not expressly authorized pursuant to this Section requires the prior written approval of MAC.

B.            Fueling

Mesaba may fuel or defuel its own aircraft, its ground equipment and vehicles used in Mesaba’s operation at the Airport, with its own employees or a commercial vendor authorized by MAC to operate at the Airport.  Mesaba shall not engage in fueling activities other than as specified above.  No bulk fuel storage, except propane, is permitted on the Leased Premises.

C.            Aircraft Deicing

Mesaba shall only de-ice its aircraft in areas of the Airport specifically designated by MAC pursuant to field rule entitled: Aircraft Deicing, dated July 21, 1999, attached as Exhibit E, as such may be amended from time to time.  Mesaba acknowledges that it is aware of and has read and will comply with the Field Rule.  Mesaba is responsible for being aware of and complying with all current field rules and any revisions as they may occur from time to time whether or not this Agreement is amended to incorporate the revised field rule.

D.            Maintenance of Other Aircraft

Mesaba may provide routine servicing and maintenance consisting of A, B, C or other similar level checks, and emergency repair or maintenance services, to other air carrier type aircraft owned, leased or operated by air carriers other than Mesaba, provided such services are not provided to hushkitted or widebody aircraft. It is understood that Mesaba does not intend to and will not solicit or engage in such maintenance activities for aircraft not otherwise serving the Minneapolis-St. Paul area and that such maintenance activities shall not include major modifications, conversions, remodeling or the maintenance, servicing, handling or hangaring of general aviation or corporate aircraft.  Mesaba will provide MAC with written monthly reports of any maintenance done on air carrier type aircraft owned, leased or operated by air carriers other than Mesaba.

E.             Noise

Mesaba agrees to abide by all current and future Airport noise rules, regulations, and field rules. The parties agree that use of the facility will be for aircraft consistent with Mesaba’s fleet mix up to aircraft equal in size to the Airbus A320. Any variation requires the prior approval of MAC.

At the date the Agreement is executed, Mesaba and MAC are parties to an Airline Agreement, which is scheduled to expire December 31, 2015.  In the event anytime during the term of this Agreement Mesaba shall either fail to renew such Airline Agreement or for any reason not be a party to the most current Airline Agreement between MAC and signatory airlines at the Airport, Mesaba shall, as a term and condition of this Agreement, comply with all aircraft noise and operational provisions of the then current Airline Agreement although Mesaba is not a party to the then current Airline Agreement.

F.             Storage

Mesaba is authorized to store necessary supplies for maintaining aircraft on the Leased Premises, provided that Mesaba (1) meets all environmental and regulatory requirements, and (2) that such storage is approved by MAC.  Such consent will not be unreasonable withheld.

6.             TITLE TO IMPROVEMENTS

For any and all improvements constructed on the Leased Premises, not financed by MAC, the title to the improvements and possession except personal property and Trade Fixtures paid for and installed by Mesaba on the Leased Premises shall revert to MAC at the expiration of the term or upon early termination of this Agreement for any reason.  Any  Trade Fixtures removed by Mesaba must not negatively impact the structure or finishes of the facility; in the event such condition should arise, Mesaba must restore the condition of the Leased Premises after such removal. Title to all improvements financed and/or put in place by MAC will remain with MAC and will be leased to Mesaba pursuant to this Agreement, except as provided in Section 13.

7.             CONSTRUCTION AND FINANCIAL COMMITMENT

A.            Project

The Project will include site preparation, utility installation and construction of the following facilities: 137,410 sq. ft. of maintenance shop, office facility, and hangar; hangar fire suppression system; 85,795 sq. ft. of Aircraft Parking Area; 228,215 sq. ft. of auto parking space and related appurtenances.  All dimensions listed are approximated for the purpose of this document. Upon completion, the premises indicated on Exhibits A and B, will be leased by Mesaba (the “Mesaba Project”).

MAC and Mesaba will coordinate and develop a set of plans and specifications (Project number: 106-4-092, dated July 23, 2002) (as amended from time to time, the “Plans and Specifications”).  MAC will ensure integration of the facilities being constructed by MAC with the installation and operation of necessary aircraft maintenance equipment to be installed by Mesaba.  MAC will construct the project in accordance with the Plans and Specifications and Exhibit B.

B.            Design and Construction

The Mesaba Project shall be constructed pursuant to Plans and Specifications prepared and adopted as follows:

1.             Plans and Specifications

Mesaba has selected, and MAC has approved, consultants to prepare Plans and Specifications for the Mesaba Project and related improvements to be constructed on the Airport to meet the requirements of Mesaba for its aircraft maintenance hangar.  Mesaba will provide input to the plans and specification to ensure integration of the facilities to be constructed with other MAC facilities or plans for future facilities.  Mesaba shall provide to MAC a complete set of Plans and Specifications in paper and electronic form.

The parties will cooperate to establish a project team to ensure coordination among all elements of the Mesaba Project, to minimize impacts on the traveling public and to attain project completion in accordance with the date established in the construction documents and in coordination with development of Runway 17-35. The parties will coordinate with Mesaba and other entities as necessary to ensure coordination among all elements comprising the West Side airline development area.

2.             Bids

MAC shall advertise for bids according to all applicable laws.  The contracts for construction shall include such provisions and alternates provided in the plans as Mesaba may reasonably request and which are not inconsistent with the statute.  Award of contracts for the construction of the Mesaba Project and work incidental thereto shall require the written concurrence of Mesaba.  If the total of low responsible bids for the Mesaba Project at any time is projected to or does exceed the Maximum Amount to be Financed by MAC according to Section 7.D., one of the following shall occur:

a.             Modify Project

If Mesaba is unwilling to pay the excess cost, MAC with Mesaba’s concurrence shall make such modifications to the Plans and Specifications for the Mesaba Project as necessary to reduce the costs so the total design and construction portion of the Mesaba Project Costs to be financed by MAC do not exceed the Maximum Amount to be Financed, and MAC shall effect such modifications in such a manner that will meet the requirements of applicable law.

b.             Mesaba Pay Additional Costs

If Mesaba agrees to pay all design and construction Project Costs exceeding the Maximum Amount to be Financed, MAC will proceed with the award of the applicable contract(s) and Mesaba shall pay to MAC an amount equal to the total costs exceeding the Maximum Amount to be Financed.  Such amount shall be paid by Mesaba to MAC prior to MAC executing the contract(s). MAC shall deposit such amount in the Construction Fund and such excess costs shall not be considered part of the Project Costs to be financed by MAC.

Mesaba’s not to exceed costs identified in this Section, shall be comprised of the following:

(i)            Lowest Responsible Bid for the project construction as outlined on the bid documents and specifications.  The lowest Responsible Bid for the project construction shall be the general contract amount, excluding any contingencies, for the project construction as specified in the Plans and Specifications bid documents.

Mesaba shall not be responsible and shall not pay for any additional construction cost in excess of this amount with the exception as follows: Mesaba may initiate and approve, in writing, additions to the scope of work.  Such approval may add to or reduce the construction cost and shall be subject to the provisions of the contract.

Mesaba will also approve additions to the general contract amount for fair and reasonable costs associated with design omissions.  Fair and reasonable amounts shall be established at the option of Mesaba, via a proposal for the work submitted to Mesaba, a bid amount for the work, or Mesaba may approve the work subject to a cost adjustment that is determined by construction unit costs and audit of the work performance by Mesaba’s representative

(i)            Architectural and engineering fees necessary for the design and administration of the bid documents and construction coordination and administration.  Mesaba will pay fair and reasonable architectural and engineering fees and construction coordination fees in an amount not-to-exceed $799,500, for the design, design services, and construction coordination for the Mesaba Project.  Such fee amounts are shown on Exhibit G.

(ii)           Any additions and/or deletions to the project scope of work that may be requested and approved in writing by Mesaba’s assigned representative.

3.             Approvals

No construction shall occur until all necessary approvals are received from the FAA and the Environmental Quality Board (EQB), including but not limited to shadow and airspace studies.  No construction shall commence until Mesaba has approved in writing the final Plans and Specifications for the Mesaba Project.  Such consent not to be unreasonably withheld.

7

4.             Construction

MAC will be responsible for design and construction of the Mesaba Project as noted in the Plans and Specifications to ensure that integration with surrounding facilities is maintained.  MAC will be responsible for the design and construction of the utility corridor and bringing the necessary utilities to the Mesaba Project.  It is understood and agreed that representatives of Mesaba shall have full inspection rights during construction.

5.             Warranties

MAC will ensure that all transferable warranties will transfer to the benefit of Mesaba or its successors or assigns.  If the warranties cannot be transferred, MAC will cooperate with Mesaba or its successors or assigns to satisfy warranty claims.

C.            Construction Fund

MAC will create and maintain a special bookkeeping account to be designated on its books as the “Project construction fund” (the “Construction Fund”), in which it will record all receipts and disbursements of funds used to pay costs of the development of the Mesaba Project, as follows:

1.             Receipts

The receipts to be credited to the Construction Fund shall be:

a.             Such sums as Mesaba is required by the provisions hereof or may determine to apply toward the development cost; and

b.             Any sums recovered by MAC incident to the payment of the development costs and the construction of the Mesaba Project and incidental work, including without limitation, penalties, liquidated damages, rebates and insurance proceeds; and

c.             Any sums in addition to those specified in subparagraphs (a) and (b) above required to fund the Mesaba Project which sums shall be provided by MAC as needed, not to exceed the Maximum Amount to be Financed by MAC as stated in Section 7.D..

2.             Project Costs

The expenses to be charged to and paid from the Construction Fund shall make up the Project Costs and shall include:

a.             The cost of all planning fees, engineering and design fees, construction management/coordination fees, fees for environmental studies and testing, inspection fees levied by appropriate agencies, interest during construction, financing costs (i.e. capitalized interest, costs of issuance, and funding of mandatory reserves with bond proceeds), the costs associated with installing a new hangar fire suppression system, and all other funds that are expended directly on or toward the construction, purchase, installation and completion of the Mesaba Project; and

b.             The reasonable cost of all fiscal, legal and other professional service and all printing and publications incurred by MAC, including traveling expenses, if any reasonable, necessary and incidental to the financing or construction of the Mesaba Project; and

c.             Interest on sums, if any, at an imputed interest rate of 6.4440% per annum advanced by MAC from its other funds for any of the foregoing purposes, from the respective dates of any such advances to the date of repayment to be computed at the net average interest rate on all MAC bonds outstanding; and

d.             Costs associated with changes, modifications, additions or improvements prior to and during the construction of the Mesaba Project; and

e.             All other costs incurred by MAC and approved by Mesaba, which, in accordance with generally accepted accounting practice, are capital expenditures related to the completion of the Mesaba Project.

D.            Maximum Amount to be Financed

The amount of financing provided by MAC to finance construction of the Mesaba Project shall not exceed $10,736,570 (“Maximum Amount to be Financed”).  The Mesaba Project’s elements and costs are as set out in the attached Exhibit C.  If the cost of the Mesaba Project, as modified by MAC’s Project Change Management Policy and as approved by Mesaba in writing at any time exceeds such amount, the provisions of Section 7.B.2 above will apply.

E.             Finishes and Equipment Provided by Mesaba

Mesaba, at its sole cost and expense, will install all interior finishes and equipment necessary for its aircraft maintenance and storage related activities, except as stated on Exhibit B.  Mesaba will have access to the Leased Premises during the construction period to the extent necessary to complete such installation in a timely manner.  During such access, Mesaba agrees to: (1) use its best efforts to not disrupt construction by MAC or other projects in the vicinity, and (2) arrange for its own construction power and other required utilities or participate in its proportionate share of such utility costs.

8.             CONSENTS, APPROVALS, AND NOTICES

A.            Consent

Whenever in this Agreement the consent or approval of MAC or Mesaba is required, such consent or approval shall mean the consent or approval of the Executive Director on behalf of MAC and a representative designated by Mesaba in writing on behalf of Mesaba.

B.            Notice

All notices required by this Agreement shall be in writing and shall be given by registered or certified mail by depositing the same in the U.S. mail in the continental United States, postage prepaid, return receipt requested, or by personal or courier delivery.  Either party shall have the right, by giving written notice to the other, to change the address at which its notices are to be received.  Notice shall be given to:

1)	MAC:	Director – Commercial Management and Airline Affairs Metropolitan Airports Commission 6040 28th Avenue South Minneapolis, MN 55450

2)	Mesaba:	Mesaba Aviation, Inc. 7501 – 26th Avenue South Minneapolis, MN 55450

3)	If notice is given in another manner or place, it shall also be given at the place and in the manner specified above.

4)

The effective date of such notice, consent, or approval shall be the date of the receipt as shown by the U.S. Postal Service Return Receipt or the courier receipt, or the date personal delivery is certified, unless provided otherwise in this Agreement.

5)	MAC and/or Mesaba shall notify the other party in the event of a corporate name change.

ARTICLE II — GENERAL TERMS AND CONDITIONS

9.             MAINTENANCE OF LEASED PREMISES  AND IMPROVEMENTS

A.            Maintenance by MAC and Mesaba

Mesaba will be responsible for providing all maintenance of the Leased Premises as defined in Exhibit D and Section 3E, except as otherwise provided in this Agreement.

MAC by its authorized officers, employees, agents, contractors, subcontractors, or other representatives, will have the right (at such times as may be reasonable under the circumstances and with as little interruption of Mesaba’s operation as is reasonably practicable) to enter the Leased Premises for the following purposes:

1)             To inspect such space to determine whether Mesaba has complied and is currently in compliance with the terms and conditions of the Lease.

2)             Upon reasonable notice to perform such maintenance, cleaning, or repair as MAC’s Executive Director deems necessary, if Mesaba fails to perform its obligations under the Agreement, and to recover the reasonable cost of such maintenance, cleaning, or repair from Mesaba, which will include a 15% administrative fee.

For items not specifically identified on Exhibit D, Mesaba shall be responsible for maintenance, repair and replacement of the following: 1) other systems and equipment serving the Leased Premises exclusively; 2) alterations to the Premises whether installed by MAC or Mesaba; 3) improvements to the Premises whether installed by MAC or Mesaba; 4) all other repairs, replacements, renewals and restorations, interior and exterior, ordinary and extraordinary, foreseen and unforeseen; and 5) all other work performed by or on behalf of Mesaba pursuant to the Agreement.

B.            Condition of Leased Premises

Mesaba will ensure all maintenance, repairs, replacement, and restorations of building components and building systems are completed in compliance with manufacturer recommendations and warranty specifications.  Upon request by MAC, Mesaba will provide evidence substantiating that such maintenance was performed by a qualified professional.

Mesaba at all times at its own costs and expense shall take good care of the Leased Premises and the buildings, structures or improvements located thereon and shall keep and maintain them in good order and repair and in a clean and neat condition.  Mesaba shall not suffer or permit any waste or nuisance on the Leased Premises or anything thereon that shall interfere with the rights of other airlines or MAC in connection with the use of portions of the Airport not leased to Mesaba.

10.           BUILDING CONSTRUCTION, REPAIRS, SECURITY FOR LIENS

Whenever and as often as Mesaba shall erect or shall cause to have erected any building, structure or improvement, regardless of the dollar value, on the Leased Premises and whenever and as often as it shall repair, rebuild, alter, enlarge or extend any building, structure, or improvement which may from time to time be on the Leased Premises, or cause the same to be done, Mesaba shall in each instance satisfy the following requirements.

a.             Procure from the necessary authority all building permits that may be required,

b.             Do or cause the work to be done in a good and professional manner and to be completed within a reasonable time and in conformity with such building codes, zoning ordinances, or regulations and orders of any lawful authority applicable to the Airport,

c.             Keep the Leased Premises and every building, structure and improvement on the Leased Premises free and clear from all liens for labor performed and materials furnished therefor.  If notice of lien is filed, Mesaba shall bond over or obtain a release within 30 days of notice of the lien,

d.             Defend, at its own cost and expense, each and every such lien asserted or filed against the land, or any part thereof, or against any building, structure or improvement thereon, and pay each and every judgment made or given against the land, building or any part thereof,

e.             Indemnify and save harmless MAC from each and every claim, demand, action, and cause of action (including reasonable attorney’s fees), arising out of or in connection with any act or omission of Mesaba or of any agent, employee, or contractor of Mesaba in or about the premises caused by the removal, erection, alteration, enlargement or extension of any building, structure or improvement on the Leased Premises, arising out of or connected with the assertion or filing of any such  lien on the land or against any building, structure or improvements thereon,

f.              Comply with the current version, at the time of design and construction, of the Airport Facility Guidelines for Minneapolis-St. Paul International Airport and MAC Ordinance 94 (MSP Building Code Ordinance), as amended or changed, and

g.             Provide MAC an estimate from a responsible contractor showing the expense of completing the work, and unless waived by MAC, a bond or other security in amount, form and with surety satisfactory to MAC, conditioned for the commencement and completion and payment for such work, and against loss or damage by reason of mechanics liens, and an insurance policy from an insurance company approved by MAC protecting MAC from all liability to persons or property for damages arising out of the contemplated work. MAC shall within thirty (30) days after receipt thereof approve or disapprove the Plans and Specifications and notify Mesaba with respect to the bond or security required, provided that such approval shall not be unreasonably withheld.

11.           INDEMNIFICATION AND INSURANCE

A.            Indemnification

Mesaba agrees to indemnify and hold harmless MAC for loss, damage or injury from act or omission of Mesaba, its employees, agents, contractors, subcontractors, subsidiaries, licensees, sublessees, and invitees while on MAC property, including the Leased Premises, to the person or property of the parties hereto and their employees, and to the person or property of any other person or corporation, and MAC shall not be liable to any extent for, nor will Mesaba make any claim against MAC for or on account of any injury, loss or damage to the Leased Premises, the buildings or structures thereon, the personal property facilities located therein, or to any person or property at anytime on the Leased Premises whether occasioned by fire, water, smoke, steam, gas, electricity, or other agency or instrumentality which may come or be on the Leased Premises or occasioned by any other cause, unless any such injury or damage shall result from the sole negligence or willful misconduct of MAC.

B.            Property Insurance on Buildings

Mesaba will keep all buildings on the Leased Premises continuously insured, during the term of this Agreement, including fire and all risk coverage, for an aggregate amount equal to 100 percent of their replacement value, and any money received from the insurance shall be divided between Mesaba and MAC as their interests may appear (the amount owed to MAC, if any, shall be based upon the unamortized principal amount of funds contributed by MAC to fund capital improvements).  Such policies shall be in a form reasonably satisfactory to MAC and name MAC as a loss payee as its interest may appear.  Mesaba shall keep evidence of such insurance on file with MAC at all times.

In the event of damage or destruction to any buildings or improvements on the Leased Premises, all insurance proceeds shall be used to repair, rebuild and/or restore the buildings and improvements on the Leased Premises unless otherwise mutually agreed in writing by both MAC and Mesaba.

C.            Insurance

Mesaba shall procure and maintain insurance for protection from claims against it under worker’s compensation acts, claims for damages because of bodily injury including personal injury, sickness or disease or death of any and all employees or of any person other that such employees, and from claims for damages against it because of injury to or destruction of property including loss of use resulting therefrom.

Mesaba shall carry premises operations liability insurance and aircraft liability insurance on each aircraft engaged in air carrier activities which is owned and / or operated by Mesaba at the Airport.  All such insurance shall be in at least the following amount, shall include MAC as an additional insured and shall be in form reasonably acceptable to MAC.  Mesaba shall keep evidence of such insurance on file with MAC at all times.  MAC reserves the right and Mesaba agrees to revisions upwards or downwards in the minimum insurance requirements hereinafter set forth either by field rule or ordinance of MAC, provided, however, that any such revision shall be nondiscriminatory.

1)             Commercial General Liability Policy for Bodily injury and Property Damage - $100 million.

2)             Owned and Non-Owned Aircraft Bodily Injury and Property Damage Liability including Passenger Liability - $100 million.

3)             Workers’ Compensation to statutory limits and employer’s liability to at least $100,000 bodily injury by accident, $500,000 policy limit each accident bodily injury by disease, $100,000 each employee.

12.           ENVIRONMENTAL

A.            Definitions

“Environmentally Regulated Substances” means any elements, compounds, pollutants, contaminants, or toxic or Hazardous Substances, material or wastes, or any mixture thereof, regulated pursuant to any Environmental Law, including but not limited to products that might otherwise be considered of commercial value, such as asbestos, polychlorinated biphenyls, petroleum products and byproducts, glycol and other materials used in de-icing operations.

“Environmental Law (or Laws)” means any case law, statute, rule, regulation, law, ordinance or code, whether local, state or federal, that regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or Hazardous Substance, material or waste, or any mixture thereof, including but not limited to products that might otherwise be considered of commercial value, such as asbestos, polychlorinated biphenyls and petroleum products and byproducts. Such laws shall include, but not be limited to, the National Environmental Policy Act (“NEPA”) 42 U.S.C. Section 4321 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. Section 1251

et seq. the Federal Clean Air Act (“FCAA”), 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act (“TSCA”), 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. Section 136 et seq., and any amendments thereto, as are now or at anytime hereafter may be in effect, as well as their state and local counterparts, including but not limited to the Minnesota Environmental Response and Liability Act (“MERLA”), Minn. Stat. Section 115B the Minnesota Petroleum Tank Release Clean Up Act (“MPTRCA”) Minn. Stat. Section 115C, and the Minnesota Environmental Rights Act (“MERA”), Minn. Stat. Section 116B.

“Hazardous Substances” shall be interpreted in the broadest sense to include any and all substances, materials, wastes, pollutants, oils or governmental regulated substances or contaminants as defined or designated as hazardous, toxic, radioactive, dangerous, or any other similar term in or under any of the Environmental Laws, including but not limited to asbestos and asbestos containing materials, petroleum products including crude oil or any fraction thereof, gasoline, aviation fuel, jet fuel, diesel fuel, lubricating oils and solvents, urea formaldehyde, flammable explosives, PCBs, radioactive materials or waste, or any other substance that, because of its quantity, concentration, physical, chemical, or infectious characteristics may cause or threaten a present or potential hazard to human health or the environment when improperly generated, used, stored, handled, treated, discharged, distributed, disposed, or released. Hazardous Substances shall also mean any hazardous materials, hazardous wastes, toxic substances, or regulated substances under any Environmental Laws.

B.            Indemnification

In addition to the general indemnification provided by Mesaba in this Agreement, Mesaba indemnifies and agrees to defend, protect, and hold harmless, MAC, Commission members, its officers, employees or agents, and their respective successors, as well as successors in title to any interest in the Leased Premises (“Indemnitees”), from and against any and all losses, liabilities, fines, damages, injuries, penalties, response costs, or claims of any and every kind whatsoever paid, incurred or asserted against, or threatened to be asserted against, any Indemnitee (“Environmental Claims”), including, without limitation:  (i) all consequential damages; (ii) the costs of any investigation, study, removal, response or remedial action, as well as the preparation and implementation of any monitoring, closure or other required plan or response action; and (iii) all reasonable costs and expenses incurred by any Indemnitee in connection therewith, including but not limited to, reasonable fees for attorney and consultant services; which Environmental Claims arise out of or relate to (A) the presence on, in or under, or the escape, seepage, leakage, spillage, discharge, deposit, disposal, emission or release of Environmentally Regulated Substances on, in or from the Leased Premises not in full accordance with Environmental Laws arising out of Mesaba’s past or present operations on the Leased Premises, or (B) any material and intentional inaccuracy, incompleteness, breach or misrepresentation under Parts C and D hereof, provided, however, Mesaba shall not be required to indemnify against any Environmental Claims hereunder to the extent such Environmental Claims arise out of, directly or indirectly, the negligence, willful misconduct, or recklessness of any Indemnitee or any third-party unrelated to Mesaba.

If any Environmental Claim or action shall be brought against any Indemnitee hereunder, then after such Indemnitee notifies Mesaba thereof, Mesaba shall be entitled to participate therein as a party, and shall assume the defense thereof at the expense of Mesaba with counsel reasonably satisfactory to such Indemnitee and shall be entitled to settle and compromise any such claim or action; provided, however, that such Indemnitee may elect to be represented by separate counsel, at such Indemnitee’s sole expense, and if such Indemnitee so elects, such settlement or compromise shall be effected only with the consent of such Indemnitee.  This indemnification and Mesaba’s obligations hereunder, shall survive after the cancellation, termination or expiration of the term of this Agreement.

C.            Compliance with Environmental Laws

Mesaba shall keep and maintain and shall conduct its operations on the Leased Premises in full compliance with all applicable Environmental Laws. Mesaba shall further ensure that its employees, agents, contractors and subcontractors occupying or present on the Leased Premises and any other invitees or persons conducting any activities on the Leased Premises under the control of Mesaba comply with all applicable Environmental Laws. By virtue of its operational control of the Leased Premises, Mesaba shall be fully responsible for obtaining all necessary permits or other approvals under the Environmental Laws and shall have full responsibility for signing and submitting any necessary applications, forms, documentation, notifications or certifications relating thereto. Upon request of MAC, Mesaba shall provide copies to MAC of any such applications, forms, documents, notifications or certifications.

D.            Claims Relating to Environmentally Regulated Substances

Mesaba represents and warrants that to the best of Mesaba’s actual knowledge, except as previously disclosed to the MAC or any applicable regulatory body as required, (i) no enforcement, investigation, cleanup, removal, remedial or response action or other governmental or regulatory actions have been asserted against Mesaba with respect to the Leased Premises, pursuant to any Environmental Laws or relating to Environmentally Regulated Substances; (ii) no violation or noncompliance with Environmental Laws has occurred with respect to Mesaba’s past or present operations conducted on the Leased Premises; (iii) no claims have been made or been threatened by any third party against Mesaba with respect to the Leased Premises relating to Environmental Laws or Environmentally Regulated Substances, including by any governmental entity, agency or representative (collectively “Governmental Entity”).

E.             Testing and Reports

Mesaba shall provide to MAC within ten (10) days of request, a copy of any notice regarding violation of any Environmental Law arising out of Mesaba’s past or present operations on the Leased Premises, a copy of any inquiry regarding environmental matters by any Governmental Entity, a copy of any reports required by the Environmental Laws regarding violation of any Environmental Law arising out of Mesaba’s past or present operation of the Leased Premises, or a copy of any notice of the emission or release of Environmentally Regulated Substances in violation of any Environmental Law arising out of Mesaba’s past or present operations on the Leased Premises. If MAC has a reasonable basis to believe that Mesaba is not meeting the obligations of subsection C. of this Section, MAC may by notice require Mesaba to conduct a reasonable review of its records for such documents as MAC reasonably believes have not been provided and submit any such documents as required.

F.             Notification

Mesaba shall notify MAC in writing within fifteen (15) business days of any matter that Mesaba obtains knowledge of that may give rise to an indemnified claim under subsection B. of this Section or that constitutes any emission or release or any threatened emission or release of any Environmentally Regulated Substance in, on, under or about the Leased Premises arising out of Mesaba’s past or present operations which is or may be in violation of the Environmental Laws.

G.            Right to Investigate

Subject to subsections E. and H. of this Section, upon reasonable notice to Mesaba, MAC shall have the right, but not the obligation or duty, at anytime from and after the date of this Agreement, to investigate, study and test the Leased Premises (at MAC’s own expense, unless otherwise provided herein) and without unreasonably interfering with Mesaba’s operation or the Leased Premises, during normal business hours, except under emergency circumstances, to determine whether Environmentally Regulated Substances are located in, on or under the Leased Premises, or were emitted or released therefrom, which are not in compliance with Environmental Laws, provided that such investigation, study and testing shall not unreasonably interfere with Mesaba’s operations on and use of the Leased Premises.  Mesaba shall be entitled to have a representative present during such investigation.

H.            Right to Take Action

MAC shall have the right, but not the duty or obligation, to take whatever reasonable action it deems appropriate to protect the Leased Premises from any material impairment to its value resulting from any escape, seepage, leakage, spillage, discharge, deposit, disposal, emission or release of Environmentally Regulated Substances from the Leased Premises which is not in full accordance with any Environmental Law and arises out of Mesaba’s past or present operations during the term of this Agreement. MAC shall notify Mesaba of its intention to take such action in writing thirty (30) days before proceeding under this subsection .  Within that thirty (30) day period, Mesaba shall have the opportunity to take whatever reasonable action is deemed appropriate by MAC or provide MAC a binding commitment to do so within a reasonable time. If Mesaba does not take such action or provide a binding commitment within the thirty (30) day period, MAC may proceed under the terms of this subsection H of this Section.  All costs associated with any action by the MAC in connection with this provision, including but not limited to reasonable attorneys’ fees, shall be subject to subsection B. of this Section.

13.           TANKS

Mesaba, or its assignee, accepts title and ownership to all tanks installed as part of the Mesaba Project or at anytime during the term of this Agreement or during any period of holding over. Underground tanks shall be prohibited and any tanks shall not be installed without written approval of MAC.

Both Mesaba, or its assignee, and MAC acknowledge and agree that any tanks located on the Leased Premises during the term of this Agreement continue to remain under the ownership and control of Mesaba until such tanks are removed from the Leased Premises by Mesaba.  At the expiration or termination of this Agreement, Mesaba is required to remove all tanks from the Leased Premises and conduct a Phase I environmental review or other studies to adequately demonstrate that there was no environmental contamination to the Leased Premises.

14.           UTILITIES

Mesaba agrees to promptly pay all fees in addition to its rent for all water, sewer, gas, electric, trash removal, and other service facilities supplied to or consumed by Mesaba relative to Mesaba’s operations on the Leased Premises.  Utilities will be metered separately when reasonably possible, otherwise Mesaba shall pay its prorated share of utilities.

15.           MAC TO OPERATE AIRPORTS

MAC shall properly maintain, operate, and manage the Airport at all times and in a safe manner not dissimilar to generally accepted good practices in the State of Minnesota for airports of similar size and character.  If for any reason beyond the control of MAC (including but not limited to war, strikes, riots, and civil commotion), MAC shall fail to properly maintain, operate and manage the Airport, such failure shall not operate as a breach of this Agreement or render MAC liable in damages.  In such case Mesaba will be able to cancel this Agreement upon one hundred eighty (180) days written notice and rent will abate during the time of non-use.

16.           PUBLIC DATA

The parties agree that this Agreement is subject to the Minnesota Government Data Practices Act.

17.           FUTURE LEASES

MAC shall be free in its discretion to rent any other space or concessions on the Airport to any other person, persons, or corporations, and for any purpose that it desires, subject, however, to the provisions of Minn. Stat. § 473.651.

18.           SIGNS

Mesaba shall be allowed to erect suitable advertising signs on the Leased Premises to advertise its business, subject to the prior written approval of MAC as to the form, type, size, location and method of installation so as to be consistent with the current version at time of design and installation of the following: 1) MAC’s Exterior Signage and Promotional Activities Policy, 2) Airport Facility Guidelines for Minneapolis-St. Paul International Airport, and 3) MAC Ordinance 94 (MSP Building Code Ordinance) as amended or changed.

19.           BANKRUPTCY

Section 27.D. shall not apply to any valid assumption or assignment of this Agreement by a trustee as a debtor in possession under Section 365 of the Bankruptcy Code of 1978, as amended.  However, adequate assurance of future performance as provided by Section 365 of the Bankruptcy Code of 1978, as amended, for the purposes of the assumption or assignment of this Agreement shall include, but shall not be limited to:

A.            Adequate assurance of the reliability of the source of all of the rentals, fees, charges, and other consideration due under this Agreement after the assumption or assignment of this Agreement.

B.            Adequate assurance that neither the assumption or assignment of this Agreement nor the exercise of rights hereunder by the party assigning or the assignee will breach any provision in any other agreement to which MAC is bound, any federal or state statute, rule or regulation affecting MAC or the Airport, or any rule, regulation, or ordinance made by MAC.

C.            Adequate assurance that the assumption or assignment of this Agreement will not disrupt the operation of the Airport.

D.            Adequate assurance of future performance under this Agreement as may be requested by MAC, including the procurement of a bond from a financially reputable surety covering any costs or damages incurred by MAC in the event that MAC, within five (5) years after assumption or assignment of this Agreement exercises its right to relet the Leased Premises.

E.             Adequate assurance that the Leased Premises will be used to provide the services permitted by this Agreement.

20.           MAC’S RIGHTS UPON DEFAULT

A.            Events of Default

The occurrence and continuation of any one or more of the following shall constitute an event of default:

1)             Mesaba fails to make payment in full when due of any rents, fees, charges or any other amount payable hereunder within 5 business days after notice thereof from MAC;

2)             Mesaba shall make or permit any unauthorized assignment or transfer of this Agreement, or any interest herein, or of the right to use or possession of the Premises, or any part thereof;

3)             Any insurance required by the terms hereof shall at any time not be in full force or effect;

4)             Failure of Mesaba to perform, comply with, or observe, in any material respect, any other term, condition or covenant of this Agreement not identified elsewhere in Section A of this Article within thirty (30) days after receipt of notice from MAC of such failure, or for such longer period of time as may be reasonably necessary to cure the event of default, but only for such longer period if: (a) Mesaba is reasonably capable of curing the event of default and (b) Mesaba promptly and continuously undertakes to cure and diligently pursues the curing of the event of default at all times until such event of default is cured;

5)             Any representation or warranty of a material fact made by Mesaba herein or in any certificate or statement furnished to the MAC pursuant to or in connection with this Agreement proves untrue in any material respect as of the date of issuance or making thereof;

6)             (a) Mesaba shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Mesaba, or seeking to adjudicate Mesaba as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to Mesaba or any of its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Mesaba or for all or any substantial part of any of its property; or (b) Mesaba shall make a general assignment for the benefit of its creditors; or (c) there shall be commenced against Mesaba any case, proceeding or other action of nature referred to in clause (a) above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of any of its property, which case, proceeding or other action results in the entry of an order for relief or remains undismissed, unvacated, undischarged and unbonded for a period of sixty (60) days; or (d) Mesaba shall take any action consenting to or approving of any of the acts set forth in clause (a) or (b) above; or (e) Mesaba shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability generally to pay its debts as they become due;

7)             Any money judgment, writ or warrant of attachment or similar process, or any combination thereof, involving an amount in excess of $25,000,000 shall be entered or filed against Mesaba or any of its assets and shall remain undischarged, unvacated, unbonded and unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale or execution thereunder;

8)             Any act occurs that deprives Mesaba permanently of any material right, power or privilege necessary for the conduct and operation of its Air Transportation Business; or

9)             If Mesaba fails to use its exclusive use space for a period of ninety (90) consecutive days, except when such cessation or abandonment is due to the default of MAC or the circumstances beyond the control of Mesaba.

B.            Remedies

If an event of default occurs hereunder, MAC, at its option, may at any time thereafter, do one or more of the following as MAC in its sole discretion shall elect, to the extent permitted by, and subject to compliance with any mandatory requirements of, applicable law then in effect:

1)             Declare all rents, fees and other charges payable hereunder, whether currently or hereafter accruing, to be immediately due and payable;

2)             Proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Mesaba of the applicable covenants and terms of this Agreement or to recover damages for the breach thereof;

3)             Enter and take possession of the Premises and/or the rights of Mesaba hereunder without such re-entry terminating Mesaba’s obligations for the full term hereof, which remedy shall be in addition to all other remedies at law or in equity, including action for forcible entry and lawful detainer, for ejectment or for injunction;

4)             Terminate all rights of Mesaba under this Agreement (without terminating the continuing obligation of Mesaba to fulfill its past and future obligation hereunder) and in such case Mesaba further agrees to indemnify and hold harmless MAC against all loss in rents, fees, and charges and other damages which MAC shall incur by reason of such termination, including, without limitation, costs of restoring and repairing the Leased Premises and putting the same in rentable condition, costs of reletting the Leased Premises to another airline (including without limitation Mesaba improvement costs and related fees), loss or diminution of rents and other damage which MAC incurs by reason of such termination, and all reasonable attorneys’ fees and expenses incurred in enforcing the terms of this Agreement;

5)             In the event of any default hereunder, Mesaba shall reimburse MAC for all reasonable fees and costs incurred by MAC, including reasonable attorneys’ fees, relating to such default and/or the enforcement of MAC’s rights hereunder; and

6)             Apply any of the reserve requirement granted by Mesaba to any unpaid obligations of Mesaba hereunder.

Any waiver or any breach of covenants herein contained to be kept and performed by Mesaba shall not be deemed or considered a continuing waiver and shall not operate to bar or prevent MAC from declaring a forfeiture for any succeeding breach either of the same condition or covenant or otherwise.

21.           TERMINATION

MAC may terminate the Agreement on twenty-four months advance written notice if, in its sole discretion, it determines that the Leased Premises or any portions thereof are needed to permit the development of the 2010 Plan. The termination would be without recourse by Mesaba and will relieve Mesaba from accruing further financial obligation under this Agreement beyond such date Mesaba vacates the Leased Premises.  The notice will also constitute a twenty-four month period for Mesaba’s right to remove the personal property on the Leased Premises or any improvements constructed or installed on the Leased Premises that were not financed by MAC as part of this Project.  In the event MAC terminates the Agreement, MAC will pay to Mesaba within 30 days after the date Mesaba surrenders the Leased Premises to MAC in the condition required pursuant to the Agreement, the Leasehold Improvement Termination Amount in effect on the effective date of such termination with respect to each element or portion of the leasehold improvements.

The Leasehold Improvement Termination Amount will be applicable to improvements constructed on the Leased Premises and paid for by Mesaba.  Such Leasehold Improvement Termination Amount will be the unamortized costs of each improvement, assuming the full amount of the initial capital cost (not including cost of personal property or Trade Fixtures that Mesaba removes or is eligible to remove from the Leased Premises) of each improvement as if fully amortized on a straight line basis (at zero percent interest) over a period from such time as the improvement was completed to the natural expiration of the Agreement.  MAC must approve any other amortization period in writing.  This section constitutes all compensation to which Mesaba is entitled in the event of such termination.  Mesaba is entitled to no compensation from MAC if Mesaba voluntarily vacates the Leased Premises during the term of the Agreement.

22.           CONDEMNATION

If it is determined to be in the public interest, MAC will have the power to condemn the property interests created by the Agreement even though it is itself a party to the Agreement; provided that this provision will not be construed as a waiver by Mesaba of its right to contest the validity of any such condemnation action.

Upon taking by MAC and without limitation to the preceding paragraph, (a) in the event of a taking by MAC of the Agreement or any portion of the Leased Premises, the improvements or other property of Mesaba, Mesaba’s award shall be limited solely and exclusively to Mesaba’s relocation expenses and those relating to a permanent taking of Mesaba’s personal property and value of leasehold improvement made by Mesaba, and (b) in no event shall Mesaba be entitled to any award relating to the value of any unexpired portion of the term of this Agreement, the improvements constructed by MAC (including, without limitation, the Initial leasehold improvements) any fixture located on or about the Property, or any loss, damage or diminution in Mesaba’s business.

23.           QUIET ENJOYMENT

MAC covenants and agrees with Mesaba that upon Mesaba’s paying the rent and keeping, paying and performing all the terms of this Agreement on Mesaba’s part, Mesaba shall have ingress and egress to the Leased Premises, and may, subject to the terms of this Agreement, peaceably and quietly have and hold the Leased Premises for the term of this Agreement.

MAC shall have the right to enter the Leased Premises at anytime, to inspect the same for operations conducted from the Leased Premises, and for the purpose of making repairs or improvements to any adjoining Leased Premises or to the Airport and to install through or upon the Leased Premises, such pipes, wires and appurtenances as it may deem necessary or useful to the operation of the Airport, but the making of such repairs, improvements or installations shall be done in such a manner as will not interfere materially with the use and enjoyment of the Leased Premises by Mesaba, except in cases of emergency and shall be at MAC’s expense except as provided herein.

24.           THE RIGHT TO AUDIT

MAC shall retain the right to audit data, financial books and records, at any reasonable time upon notice, directly connected with or related to operations taking place on or about the Leased Premises.

25.           NONDISCRIMINATION

Mesaba for itself, its heirs, personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that in the event facilities are constructed, maintained, or otherwise operated on the property described in this Agreement for a purpose for which a Department of Transportation program or activity is extended or for another purpose involving the provision of similar services or benefits, Mesaba shall maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as the Regulations may be amended.

Mesaba for itself, its personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that (1) no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the facilities thereon, (2) that in the construction of any improvements on, over or under such land and the furnishing of services thereon, no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, and (3) that Mesaba shall use the Leased Premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21,  Nondiscrimination in Federally-assisted programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as the Regulations may be amended.

26.           CIVIL RIGHTS

Mesaba assures that it will comply with applicable statutes, Executive Orders and such reasonable rules as are promulgated to assure that no person shall, on the grounds of race, creed, color, national origin, sex, age, or handicap be excluded from participating in any activity conducted with or benefiting from federal assistance.  This provision obligates Mesaba or its transferee for the period during which federal assistance is extended to the Airport program, except where federal assistance is to provide, or is in the form of personal property or real property or interest therein or structures or improvements thereon.  In these cases, the provision obligates the party or any transferee for the longer of the following periods:   (1) the period during which the property is used by the sponsor or any transferee for a purpose for which federal assistance is extended, or for another purpose involving the provision of similar services or benefits; or (2) the period during which the Airport sponsor or any transferee retains ownership or possession of the property.  In the case of contractors, this provision binds the contractors from the bid solicitation period through the completion of the contract.

27.           GENERAL PROVISIONS

A.            Memorandum of Agreement

At the request of either party, the parties shall execute a Memorandum of this Agreement for recording purposes.

B.            Waiver of Breach

The waiver by MAC or Mesaba of any breach of any term, covenant or condition of this Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition.

C.            Commitments to Federal or State Agencies

Nothing in this Agreement shall be construed to prevent MAC from making such commitments as it desires to the Federal Government or to the State of Minnesota in order to qualify for the expenditure of Federal or State funds on the Airport.

D.            Sublease or Assignment

Mesaba may not assign any of its rights under this Agreement without the prior consent of MAC, except that Mesaba may assign any of its rights and obligations under this Agreement to any of its respective Affiliates, including Northwest Airlines, Inc., and its subsidiaries without the consent of MAC.

It will not be unreasonable for MAC to disapprove or condition a sublease of the Leased Premises if the proposed subleasee is not an Air Transportation Business, as defined in the Airline Agreement with MAC.

In the event Mesaba subleases or assigns the Leased Premises in accordance with the terms of this Agreement, Mesaba will not charge, on a per square foot basis, more than 15% above the per square foot cost being incurred by Mesaba.

E.             Taxes and Other Charges

Mesaba shall pay all real estate and personal property taxes and assessments of any nature levied against Mesaba’s interest in the Leased Premises or against any improvements made by Mesaba or equipment on the Leased Premises, without deduction or set-off against the rent to be paid under this Agreement.

F.             Headings

The headings in this Agreement are for convenience in reference and are not intended to define or limit the scope of any provision of this Agreement.

G.            Severability

If any part of this Agreement shall be held invalid, this does not affect the validity of the remaining parts of this Agreement, provided that such invalidity does not materially prejudice either MAC or Mesaba under the remaining parts of this Agreement.

H.            Compliance With Laws

Mesaba shall comply with all applicable federal, state and local laws, ordinances, resolutions, rules and regulations including those of MAC relating to the Leased Premises and with respect to control of ground and air traffic operations, de-icing operations, and the general use of the Airport.

I.              Authority of MAC and Executive Director

Whenever the term MAC or Commission appears in this Agreement, including all parts thereof, it means the Metropolitan Airports Commission, sometimes referred to as the Minneapolis-St. Paul Metropolitan Airports Commission, and where this Agreement speaks of approval by or consent of MAC or Commission, such approval or consent means action by the Executive Director or a designated representative of MAC.

J.             Attorney’s Fees

In any action brought by either party for the enforcement of any provisions of this Agreement, the party prevailing in said action shall be entitled to recover reasonable attorney’s fees from the other party.

K.            Minnesota Law

This Agreement is governed by Minnesota Law.

L.             Entire Agreement

This Agreement supercedes all prior agreements between the parties regarding the same premises on the Airport.  This Agreement may only be modified if done in writing and executed by both parties.

Mesaba and MAC may also be party to an Airline Agreement or other agreements regarding use of the Airport or airfield.  Should the provisions of this Agreement and the Airline Agreement conflict, this Agreement governs with respect to the Leased Premises; the Airline Agreement shall govern with respect to other parts of the Airport or airfield.

In witness whereof, the parties have caused this Agreement to be executed by their proper officer(s) or partner(s).

Date: September 17, 2003	METROPOLITAN AIRPORTS COMMISSION

	By	/s/ Gordon P. Wennerstrom
Gordon P. Wennerstrom Director, Commercial Management & Airline Affairs

Date: September 17, 2003	MESABA AVIATION, INC.

	By	/s/ Robert E. Weil
Robert E. Weil Vice President & CFO

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

This instrument was acknowledged before me on the           day of                        , 2002, by Gordon P. Wennerstrom the Director of Commercial Management & Airline Affairs of the Metropolitan Airports Commission.

Notary Public

STATE OF	)
) ss.
COUNTY OF ____________	)

This instrument was acknowledged before me on the            day of                          , 2002, by

Robert E. Weil, the Vice President & CFO of Mesaba Aviation, Inc.

Notary Public